Exhibit 16.1

                [Letterhead for Massella & Associates, CPA, PLLC]



February 5, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Bevsystems International, Inc.'s Form 8-K dated February 5, 2004, and we agree with the statements made therein.

Yours truly,

/s/ Massella & Associates, CPA, PLLC

Massella & Associates, CPA, PLLC